Exhibit
                                      99.4

RG AMERICA, INC. f/k/a INVVISION CAPITAL, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003

                                                                  Practical
                                                                   Business           Pro                 Pro
                                                                  Solutions          Forma               Forma
                                                  RG America      2000, Inc.      Adjustments           Combined
                                                 ------------    ------------    ------------  ------ ------------
Revenues                                         $  7,779,811    $    619,911    $         --         $  8,399,722

Cost and expenses:
     Cost of revenues                               5,560,450              --              --            5,560,450
     Selling, general and administrative            3,191,222         518,344              --            3,709,566
     Depreciation and amortization                     29,822          14,138              --               43,960
                                                 -----------------------------------------------------------------
Total operating expenses                            8,781,494         532,482              --            9,313,976

Operating income (loss)                            (1,001,683)         87,429              --             (914,254)

Gain (loss) on disposal of assets                     151,171            (127)             --              151,044
Realized loss on available for sale securities     (1,951,951)                                          (1,951,951)
Interest and other income (expense), net                   --             162              --                  162
Provision for income taxes                                 --         (19,533)         19,533  g                --
                                                 -----------------------------------------------------------------

Net income (loss)                                $ (2,802,463)   $     67,931    $     19,533         $ (2,714,999)
                                                 =================================================================

Net earnings (loss) per share:

     Basic and diluted                           $      (0.25)                                        $      (0.22)
                                                 =================================================================

Weighted average shares outstanding:               11,179,024                       1,000,000            12,179,024
                                                 =================================================================


                             See accompanying notes.